Exhibit 10.1
Description of 2011 Compensation Program
Cash Salary — Executive Officers
          The following cash salary and bonus amounts for the Company’s Executive Officers were recommended by the Compensation Committee and approved by the Independent Directors Compensation and Personnel Committee. Fiscal year salary and cash bonus amounts are listed below and are subject to the below Notes section. There are potential cash and equity bonuses that include performance targets based on core revenue and EPS growth in fiscal 2011:

Name	Increase Date	FY2011 Salary ($)
Pat Cline	April 1, 2010	800,000
Steve Plochocki	August 16, 2009	522,500
Scott Decker	November 24, 2009	350,000
Paul Holt	July 23, 2010	310,000
Donn Neufeld	June 1, 2010	280,000
Monte Sandler	March 16, 2010	270,000
Potential Cash Bonus — Executive Officers
     The following is a table of the potential cash bonus that may be paid to the executives officers based on their obtaining the objectives during fiscal year 2011 contained in the below criteria.
     The portion of the bonuses related to operating results are based on the Company’s results for FY2011.
     Revenue and EPS targets do not include any possible FY2011 acquisitions (either revenue or expense).
     The FY2010 acquisition, Opus Healthcare Solutions, should have it’s entire FY2010 financials (revenues and expenses for April 1, 2009 — March 31, 2010) incorporated into the below calculations as though the acquisition of Opus was made on April 1, 2009.

Name	Potential Cash Bonus Amount
Pat Cline	100% of Salary
Steve Plochocki	50% of Salary
Scott Decker	50% of Salary
Donn Neufeld	50% of Salary
Paul Holt	50% of Salary
Monte Sandler	30% of Salary

Potential Cash Bonus Criteria — Executive Officers (excluding Pat Cline)
Organic Revenue Growth Criteria — allocated 50% of the total possible bonus:

Organic Revenue Growth	% of Criteria Amount
10%	20
15%	40
20%	60
25%	80
30%	100
     Organic EPS Growth Criteria — allocated 50% of the total possible bonus:

Organic EPS Growth	% of Criteria Amount
10%	20
15%	40
20%	60
25%	80
30%	100
     The percentage shown in the right hand column is awarded when the stated level is reached as a step function. Full percentage Revenue and EPS increases must be achieved to reach each bonus level.
     The amount of cash bonus granted will be a percentage based on the same % earned according to an average of the Revenue and EPS growth criteria above, e.g., for Scott Decker a 25% increase in Revenue with a 20% growth in EPS would result in an award of (80% + 60%)/2 = 70% of $175,000 (50% of his $350,000 salary), which would be $122,500 granted for FY 2011.
Potential Cash Bonus Criteria for Pat Cline (1)
     Revenue Growth Criteria — allocated 50% of the total possible bonus:

Increase in Revenue %	% of Criteria Amount
0 — 12.5: Guaranteed subject to Notes below	33.33
12.5 — 25.0	33.33 — 100
     EPS Growth Criteria — allocated 50% of the total possible bonus:

Increase in EPS %	% of Criteria Amount
0 — 12.5: Guaranteed	33.33
12.5 — 25.0	33.33 - 100
          The bonus compensation will scale proportionately between 12.5% and 25% based on core revenue and EPS increases. The percentage shown in the right hand column is awarded based on the level reached, e.g. an 18.75% increase in each of Revenue and EPS would result in 50% of the 66.67% additional bonus, which would be $266,667 for fiscal 2011.
Potential Equity Awards
          In addition to the cash bonus for executives, an equity incentive bonus is established for fiscal year ending March 31, 2011.
     The awards will be made after the 2011 fiscal year-end based in part on the CEO’s recommendation to the compensation committee and counseling with the executive officer in charge of each of the respective divisions.
     Revenue and EPS targets do not include any possible FY2011 acquisitions (either revenue or expense).
     The FY2010 acquisition, Opus Healthcare Solutions, should have it’s entire FY2010 financials (revenues and expenses for April 1, 2009 — March 31, 2010) incorporated into the below calculations.
     Option exercise prices will be the closing price of the Company’s shares on the date of grant. The options will vest in 5 equal annual installments commencing one year after the date of grant and have an 8 year expiration.

Individual or Group	Potential Options
Non-Executive Officer Employees Potential Option Pool	160,000	*
Pat Cline	45,000
Steve Plochocki	20,000
Donn Neufeld	15,000
Scott Decker	15,000
Paul Holt	10,000
Monte Sandler	10,000
Unspecified	5,000

*	25,000 options of this pool are for top sales persons.

Potential Equity Award Criteria — Executive Officers (excluding Pat Cline)
     Organic Revenue Growth Criteria — allocated 50% of the total possible equity bonus:

Organic Revenue Growth	% of Criteria Amount
10%	20
15%	40
20%	60
25%	80
30%	100
     Organic EPS Growth Criteria — allocated 50% of the total possible equity bonus:

Organic EPS Growth	% of Criteria Amount
10%	20
15%	40
20%	60
25%	80
30%	100
     The percentage shown in the right hand column is awarded when the stated level is reached as a step function. Full percentage Revenue and EPS increases must be achieved to reach each bonus level.
     The number of option shares granted will be a percentage based on the same % earned according to an average of the Revenue and EPS growth criteria above, e.g., for Scott Decker a 25% increase in Revenue with a 20% growth in EPS would result in an award of (80% + 60%)/2 = 70% of the 15,000 option shares, which would be 10,500 option shares granted for FY 2011.
Potential Equity Award Criteria for Pat Cline (1)
          The number of option shares granted will be a percentage based on the same % as the cash bonus earned according to the EPS growth criteria for Pat Cline above, e.g. an 18.75% increase in EPS would result in an award of 15,000 option shares or a total of 30,000 option shares granted for FY2011.

Other Terms and Requirements for all Executive Officer’s Cash and Equity Bonuses
1.	Must be in good standing as a full time employee of QSI at least 2 weeks beyond the release of the 2011 earnings report.

2.	No compensated outside work without the Board’s prior written approval.

3.	Execution of a confidential information / non-compete agreement.

4.	Payment of the bonus is to be recommended by the Compensation Committee for approval by the Board, based on audited financial statements (including options and compensation). The Board’s determination will be final.